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BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

Ir1@broadvision.com

BroadVision Announces Fourth Quarter 2017 Results

REDWOOD CITY, CA — February 14, 2018 — BroadVision, Inc. (NASDAQ: BVSN), a leading provider of e-business and engagement management solutions, today reported financial results for its fourth quarter ended December 31, 2017. Revenues for the fourth quarter were $1.5 million, compared with revenues of $1.5 million for the third quarter ended September 30, 2017 and $2.1 million for the comparable quarter of 2016.

License revenue for the fourth quarter of 2017 was $0.9 million, compared with revenues of $0.8 million for the third quarter ended September 30, 2017 and $1.1 million for the comparable quarter of 2016. The majority of the fourth quarter license revenue was generated from the Company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers.

In the fourth quarter of 2017, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $2.6 million, or $0.52 per basic and diluted share, as compared with GAAP net loss of $2.5 million, or $0.50 per basic and diluted share, for the third quarter of 2017 and GAAP net loss of $2.4 million, or $0.48 per basic and diluted share, for the comparable quarter of 2016.

Full-year 2017 revenues totaled $6.4 million, with a GAAP net loss of $10.1 million, or $2.02 per basic and diluted share, compared to 2016 revenues of $7.9 million and a GAAP net loss of $9.5 million, or $1.93 per basic and diluted share.

As of December 31, 2017, the Company had $9.6 million of cash and cash equivalents and short-term investments, compared to a combined balance of $12.3 million as of September 30, 2017 and $19.7 million as of December 31, 2016.

"Around the world, organizations are engaged in digital transformation projects, harnessing new technology to change the way they work and the way they communicate with customers and business partners, " said Dr Pehong Chen, President and CEO of BroadVision. "But all too often, these initiatives are fragmented and disconnected from other projects in the organization. Vmoso's Digital Enterprise Transformation Hub acts a central point for communication, collaboration and knowledge management, enabling individual projects to flourish in a heterogeneous IT infrastructure."

About BroadVision

Driving innovation since 1993, BroadVision (NASDAQ: BVSN) provides e-business solutions that enable the enterprise and its employees, partners, and customers to stay actively engaged, socially connected, and universally organized to achieve greater business results.    BroadVision® solutions—including Vmoso for virtual, mobile, and social business collaboration, and Clearvale for enterprise social networking—are available globally in the cloud via the Web and mobile applications. Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future, including statements regarding BroadVision’s ability to enhance customers’ businesses, market acceptance of Vmoso and the ability of Vmoso to transform business operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include without limitation uncertainty regarding market acceptance of BroadVision’s products and services, BroadVision’s ability to sell Vmoso to its existing customers and new customers, BroadVision’s ability to provide reliable, scalable and cost-efficient Cloud-based offerings, BroadVision’s ability to effectively compete in its intensely competitive market and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs, requirements or preferences, and the other risks set forth in BroadVision’s most recent annual report on Form 10-K, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements except as required by law. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2017	2016
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$9,560	$19,704
Other current assets	2,114	2,082
Total current assets	11,674	21,786
Other non-current assets	182	207
Total assets	$11,856	$21,993
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$4,129	$4,396
Other non-current liabilities	583	734
Total liabilities	4,712	5,130
Total stockholders' equity	7,144	16,863
Total liabilities and stockholders' equity	$11,856	$21,993

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Software licenses	$862	$1,147	$3,467	$4,227
Services	617	911	2,890	3,713
Total revenues	1,479	2,058	6,357	7,940
Cost of revenues:
Cost of software revenues	44	39	178	172
Cost of services	812	733	3,012	3,152
Total cost of revenues	856	772	3,190	3,324
Gross profit	623	1,286	3,167	4,616
Operating expenses:
Research and development	1,568	1,712	6,563	6,901
Sales and marketing	733	872	3,676	4,051
General and administrative	1,024	794	3,733	3,618
Total operating expenses	3,325	3,378	13,972	14,570
Operating loss	(2,702)	(2,092)	(10,805)	(9,954)
Other income (loss), net	107	(294)	752	517
Loss before provision for income taxes	(2,595)	(2,386)	(10,053)	(9,437)
Provision for income taxes	(7)	(3)	(11)	(48)
Net loss	$(2,602)	$(2,389)	$(10,064)	$(9,485)
Earnings per share, basic and diluted:
Basic and diluted loss per share	$(0.52)	$(0.48)	$(2.02)	$(1.93)
Shares used in computing:
Weighted average shares-basic and diluted	4,990	4,951	4,975	4,924